                                                                      EXHIBIT 12

                 CASE CORPORATION AND CONSOLIDATED SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                            AND PREFERRED DIVIDENDS
                             (dollars in millions)

                                                                       Six
                                                                     Months
                                                                      Ended
                                                                    June 30,
                                                                    ----------
                                                                    1999  1998
                                                                    ----  ----
Net income (loss).................................................. $(12) $195
Add:
  Interest.........................................................  151   104
  Interest capitalized.............................................    2    --
  Amortization of capitalized debt expense.........................    2     1
  Portion of rentals representative of interest factor.............    6     5
  Income tax expense and other taxes on income.....................   16    89
  Fixed charges of unconsolidated subsidiaries.....................    4     2
                                                                    ----  ----
    Earnings as defined............................................ $169  $396
                                                                    ====  ====
Interest........................................................... $151  $104
Interest capitalized...............................................    2    --
Amortization of capitalized debt expense...........................    2     1
Portion of rentals representative of interest factor...............    6     5
Fixed charges of unconsolidated subsidiaries.......................    4     2
                                                                    ----  ----
    Fixed charges as defined....................................... $165  $112
                                                                    ====  ====
Preferred Dividends:
  Amount declared.................................................. $  3  $  3
  Gross-up to pre-tax based on effective rates of 371% and 31%, respectively.................................................... $ 13  $  4
Ratio of earnings to fixed charges and preferred dividends.........   --  3.41x
                                                                    ====  ====
Deficiency of earnings to fixed charges and preferred dividends.... $ (9)   --
                                                                    ====  ====